Exhibit 11.2

Consent of Independent Auditor

We consent to the use in this Post Qualification Amendment of Regulation A Offering Statement on Form 1-A of our report dated April 18, 2019, relating to the consolidated financial statements of Fundrise Midland Opportunistic REIT, LLC.

We also consent to the reference to our firm under the heading “Experts” in such Post-Qualification Amendment of Regulation A Offering Statement.

/s/ RSM US LLP

McLean, Virginia

April 18, 2019